Exhibit 99.1 ***FOR IMMEDIATE RELEASE***

FOR: ZIONS BANCORPORATION One South Main, Suite 1134 Salt Lake City, Utah Harris H. Simmons Chairman/Chief Executive Officer	Contact: Clark Hinckley Tel: (801) 524-4787 June 14, 2004

ZIONS BANCORPORATION BOARD AUTHORIZES STOCK BUYBACK

SALT LAKE CITY, June 14, 2004 – Zions Bancorporation (Nasdaq: ZION) announced today that at a regular meeting of its board of directors held on June 11, 2004, the board authorized the company to repurchase $50 million of company stock. This supercedes all previous buyback authorizations made by the board.

Investor information about Zions Bancorporation can be accessed on the Internet at www.zionsbancorporation.com. The Company’s common shares are traded on The Nasdaq Stock Market under the symbol “ZION.”

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